Lucas Energy, Inc. - Form 8-K/A

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 19, 2016, accompanying the financial statements of revenues and direct operating expenses of the oil and gas properties acquired from Segundo Resources, LLC (the seller representative for various sellers) for the years ended March 31, 2016 and 2015 included in this Current Report on Form 8-K/A (Amendment No. 1) of Lucas Energy, Inc. We hereby consent to the incorporation by reference of said report in the Registration Statements (File No. 333-164099, 333-173825, 333-179980, 333-188663, 333-211066 and 333-213713) on Form S-3 and Registration Statements (File No. 333-166257, 333-179220, 333-195959 and 333-210732) on Form S-8 of Lucas Energy, Inc.

/s/ GBH CPAs, PC

GBH CPAs, PC

Houston, Texas

September 27, 2016